Plandaí Biotechnology Completes $15.3 Million Funding Commitment with Institutional Investor

Enters in to Stock Purchase Agreement with Lincoln Park Capital Fund

NEW YORK, NY, February 10, 2014 – Plandaí Biotechnology, Inc. (OTCQB:PLPL), a producer of highly bioavailable plant extracts for industries including health, wellness, nutraceutical, and pharmaceutical, announced today that it has entered into a stock purchase agreement with Lincoln Park Capital Fund, LLC, a Chicago-based institutional investor, whereby Lincoln Park committed to invest, at the Company’s sole option, up to $15.3 million of equity capital over the term of the purchase agreement including an initial investment of $300,000.

Roger Duffield, Chief Executive Officer of Plandaí, commented on the agreement, “This agreement with Lincoln Park gives Plandaí the flexibility to access capital over the next few years at prevailing market prices and as the need arises. As we enter into production and commence sales in the coming months, it is important to have a strong balance sheet and the ability to continue our research in green tea, citrus and to brand our cannabis extracts under the Diego Pellicer Gold label.”

During the 30-month term of the stock purchase agreement the Company, at its sole discretion, has the right to sell to Lincoln Park up to an additional $15 million of its common stock, in amounts as described in the agreement and subject to certain conditions, which include the effectiveness of a registration statement with the U.S. Securities and Exchange Commission covering the sale of the shares that may be issued to Lincoln Park. The Company controls the timing and amount of any future investment and Lincoln Park is obligated to make purchases, if and when the Company decides, in accordance with the purchase agreement.

There are no upper limits to the price Lincoln Park may pay to purchase Plandaí common stock and the purchase price of the shares related to any future investments will be based on the prevailing market prices of the Company’s shares immediately preceding the notice of sale to Lincoln Park. Lincoln Park has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of the Company’s shares of common stock.  The agreement may be terminated by the Company at any time, at its sole discretion, without any monetary cost. The proceeds from this investment will be used for research, product development, marketing and general operating purposes.

A more detailed description of the agreement is set forth in the Company’s Current Report on Form 8-K recently filed with the SEC which the Company encourages be reviewed carefully.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Plandaí Biotechnology, Inc.

Plandaí Biotechnology, Inc. and its subsidiaries develop highly bioavailable, phytonutrient rich extracts which are being utilized to deliver a new family of drugs to safely and affordably treat a multitude of diseases and conditions. Plandaí Biotechnology controls every aspect of the process, from growing the raw materials on its farms in South Africa, to producing its patented Phytofare™ extracts in-house, allowing the Company to guarantee the continuity of supply as well as quality control throughout the entire process. Targeted industries for the Company's products include beverage, cosmeceutical, wellness, nutraceutical, anti-aging, and pharmaceutical. For more information, please visit http://www.plandaibiotech.com.

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About Lincoln Park Capital (“LPC”)

LPC is an institutional investor headquartered in Chicago, Illinois. LPC’s experienced professionals manage a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, energy and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

Contact:

Andrew Beyer
Phone: 619-202-7456
Email: investor@Plandaíbiotech.com

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